Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-275445) of Inovio Pharmaceuticals, Inc. for the registration of common stock, preferred stock, debt securities and warrants of our report dated March 1, 2023, with respect to the consolidated financial statements of Inovio Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 26, 2024